UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

December 1, 2014
Date of Report
(Date of Earliest Event Reported)

RAVEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

South Dakota	001-07982	46-0246171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 East 6th Street, P.O. Box 5107, Sioux Falls, SD 57117-5107
(Address of principal executive offices)

(605) 336-2750
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 1, 2014, Steven E. Brazones was named Chief Financial Officer by the Company’s Board of Directors, as previously disclosed in Raven Industries, Inc.’s (the “Company’s”) Current Report on Form 8-K filed on November 17, 2014. Mr. Brazones has an annual starting salary of $265,000. In addition, in connection with his appointment, the Company granted Mr. Brazones 4,350 restricted stock units pursuant to and subject to the terms of the Company’s 2010 Stock Incentive Plan, as amended and restated in 2012 (the “Plan”). The restricted stock units vest over three years from the date of issuance.

Additionally, on December 1, 2014, the Company entered into an employment agreement (the “Employment Agreement”) and a change in control agreement (the “Change in Control Agreement”) with Mr. Brazones. The Employment Agreement and Change in Control Agreement equalized Mr. Brazones’ post retirement and Change in Control benefits with other senior management of the Company.

The Employment Agreement provides for supplemental health care benefits that continue when Mr. Brazones retires, provided that either Mr. Brazones has attained the age of 65 or the sum of his age and tenure with the Company exceeds 80.

The Change in Control Agreement entitles Mr. Brazones to certain payments and benefits if (1) there is a Change in Control, and (2) within two years thereafter the Company terminates Mr. Brazones’ employment without Cause (as defined in the Change in Control Agreement), except in the case of the Mr. Brazones’ death, or there is a constructive termination (certain adverse changes in the Mr. Brazones’ status or compensation). In this event, provided Mr. Brazones signs a general release of legal claims and covenant not to sue, he is entitled to the following payments and benefits:

(1)	a lump sum payment of accrued base salary and other amounts accrued as of the date of termination, including accrued vacation time;

(2)
 a lump sum payment, paid six months following the date of termination, equal to the product of (A) the sum of (i) Mr. Brazones’ annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0; and

(3)
Mr. Brazones will be vested under the applicable retirement benefits provided that the benefits (A) will not become payable until he reaches age 65 (unless the benefits are payable at his age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to Mr. Brazones.

“Change in Control” is defined in the Change in Control Agreement to include (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of the Company’s common stock; (b) certain changes in a majority of the members of the Board of Directors of the Company, or (c) approval by the shareholders of the Company of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of the assets of the Company.

The Change in Control Agreement does not affect or reduce any benefit to which Mr. Brazones is otherwise entitled under the his Employment Agreement, the Plan, or any other plan, agreement or policy of or with the Company. The term of the Change in Control Agreement shall continue in effect until 01/31/2015, with automatic one year extensions unless the Company terminates the Change in Control Agreement at least sixty days prior to any anniversary. The Change in Control Agreement will continue in effect beyond its term if a Change in Control has occurred during the term.

Copies of the Employment Agreement and Change in Control Agreement are filed as Exhibits 10.1 and 10.2 respectively, and each are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
(d)	Exhibits

10.1	Employment Agreement dated December 1, 2014 between Raven Industries, Inc. and Steven E. Brazones.

10.2	Change in Control Agreement dated December 1, 2014 between Raven Industries, Inc. and Steven E. Brazones.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2014

RAVEN INDUSTRIES, INC.
/s/ Stephanie Herseth Sandlin
Stephanie Herseth Sandlin
General Counsel and Vice President of Corporate Development

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated December 1, 2014 between Raven Industries, Inc. and Steven E. Brazones.
10.2	Change in Control Agreement dated December 1, 2014 between Raven Industries, Inc. and Steven E. Brazones.